EXHIBIT 99.1

GENESCO ANNOUNCES RETIREMENT OF CHIEF STRATEGY AND DIGITAL OFFICER PARAG DESAI

NASHVILLE, Tenn., Aug. 6, 2026 — Genesco Inc. (NYSE: GCO) today announced that Parag D. Desai, Senior Vice President, Chief Strategy and Digital Officer, will retire effective October 31, 2026, after more than a decade of transformative leadership. Desai's responsibilities will transition to other experienced members of the Company's senior leadership team.

Desai joined Genesco in 2014 as Senior Vice President, Strategy and Shared Services, and was named Senior Vice President, Chief Strategy and Digital Officer in April 2021. Over the past decade, he made significant contributions in shaping Genesco’s strategic direction and played a pivotal role in many of the Company’s most important initiatives. Under his leadership, the Company also transformed its technology platforms and data insights capabilities while helping establish a next-generation technology operating model.

“Parag has been an exceptional leader, trusted advisor and valued member of our executive team,” said Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer. “His remarkable ability to connect strategy with execution and people across functional areas has helped shape Genesco’s evolution over the past decade. From leading critical strategic initiatives to transforming our technology capabilities, Parag has contributed to the strengthening of our business and successful execution of our Footwear First strategy. We are grateful for his outstanding leadership and commitment to ensuring a thoughtful transition.”

EXHIBIT 99.1

GENESCO INC. – Page 2

“It has been a privilege to work alongside the talented people of Genesco during a period of tremendous transformation,” said Desai. “Together, we strengthened the Company's strategic foundation and built capabilities that position Genesco well for the future. The progress we have made has been the result of our people working together with a shared commitment to serving our customers and creating value for our shareholders. I leave with deep confidence in the team, the strategy, and the opportunities ahead, and I look forward to watching Genesco continue building on this momentum.”

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear first company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including more than 1,200 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves successful, affluent men and women with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Wrangler, Dockers and Starter. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Media Contact
Claire S. McCall, Director, Corporate Relations
(615) 367-8283 / cmccall@genesco.com

Genesco Financial Contact
Darryl MacQuarrie, Senior Director, FP&A & Investor Relations
(615) 308-5629 / dmacquarrie@genesco.com